Exhibit 99.1

[GoAmerica letterhead]

Contact:      Investor Relations
              investors@goamerica.com
              201-996-1717


              GOAMERICA NAMES DAVID LYONS TO ITS BOARD OF DIRECTORS

          Telecom Veteran Adds Extensive Operational and M&A Experience

HACKENSACK, NJ--October 22, 2004--GoAmerica, Inc. (NASDAQ: GOAM), a leading provider of wireless telecommunication services for people with hearing loss, today announced the appointment of David Lyons to its board of directors. Mr. Lyons is currently a managing partner of the Nacio Investment Group, the holdings of which include a major interest in Nacio Systems, Inc., a managed hosting company providing outsourced infrastructure and communication services for mid-size businesses that the Nacio Investment Group acquired out of bankruptcy.

Prior to joining Nacio in 2002, Mr. Lyons co-founded Globalnet VDS, a transaction services firm active in the consolidation of European voice and data telecommunications businesses. From 1998 to 2000, Mr. Lyons served as vice president of acquisitions for Expanets, Inc., a national provider of converged communications solutions founded by NorthWestern Corporation that acquired numerous local communications and data networking companies, as well as Lucent Technology's Growing and Emerging Markets (GEM) division. Previously, he was Chairman and CEO of Amnex, Inc. and held various executive management positions at Walker Telephone Systems, Inc. and Inter-tel, Inc.

"David's more than 25 years of operational and M&A experience in the telecommunications industry--both domestically and internationally--will add a new dimension to GoAmerica's board, and provide valuable insight for the Company," said Dan Luis, GoAmerica's CEO. "We welcome David to the board and look forward to his contributions."

"I look forward to working with the other members of the board, and the management team, to see GoAmerica's strategic growth plans fulfilled," said Lyons.

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Mr. Lyons holds a Juris Doctor degree from The John Marshall Law School in
Chicago, Illinois and a Bachelor of Arts degree from Windham College in Putney, Vermont. ABOUT GOAMERICA GoAmerica is a leading provider of wireless telecommunications services for people with hearing loss. The Company's vision is to improve the quality of life for people who are deaf or hard of hearing by being their premier provider of innovative communication services. WyndTell, a GoAmerica service, is the wireless service of choice for thousands of deaf consumers across the U. S., and was recognized for Excellence in Universal Design and Technology, by the California Governor's Committee for the Employment of Disabled Persons. For more information, visit www.goamerica.com or contact GoAmerica directly at TTY 201-527-1520, voice 201-996-1717.

Each reference in this news release to "GoAmerica", the "Company" or "We", or any variation thereof, is a reference to GoAmerica, Inc. and its subsidiaries. "GoAmerica" and "WyndTell" are registered trademarks of GoAmerica. "Go.Web", is also a trademark of GoAmerica. Other names may be trademarks of their respective owners.